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                                                                      EXHIBIT 99



[GRAPHIC OMITTED]

   JULY 26, 2002

                 WILLIAMS REACHES AGREEMENT IN PRINCIPLE FOR NEW
             CALIFORNIA POWER CONTRACTS AND RESOLUTION OF ALL STATE
                           CLAIMS AGAINST THE COMPANY

TULSA, OKLA. -- Williams (NYSE:WMB) today announced that it has reached an agreement in principle with the state of California and other parties including
Washington and Oregon on a global settlement that is expected to result in a new long-term energy contract between Williams and California.

Additionally, the agreement resolves all of California's outstanding litigation and claims against Williams, including the state's claims for refunds that are at issue at the Federal Energy Regulatory Commission. The settlement is subject to final documentation.

The following parties have been actively involved in the settlement discussions and will be working to implement the agreements during the next few weeks:
representatives of the California Department of Water Resources; the California attorney general (on its own behalf and on behalf of Oregon, Washington and California municipalities that had brought actions against Williams); the California Public Utilities Commission; the Electricity Oversight Board, and representatives for civil litigants.

Williams intends to work with California to present the terms of the settlement for the new long-term energy contracts to FERC Judge Curtis Wagner at the Aug.
5-6 settlement conference in its long-term contract complaint proceedings.
Williams also intends to work toward finalizing agreements necessary to resolve the remaining litigation, including civil actions, as a part of the global settlement.

"By working together, we have designed a global settlement that will benefit all parties and bring closure to issues that have created uncertainty around
Williams in the market," said Steve Malcolm, chairman, president and CEO of Williams.

"The new long-term contracts will ensure that California consumers will have power under more flexible terms and Williams will continue to benefit from long-term power sales in the California market," Malcolm added.

About Williams (NYSE: WMB)


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Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995.
Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
  Paula Hall-Collins      Williams Media Relations       (918) 573-3332     paula.hall-collins@williams.com
    Jay Henderson        Williams Investor Relations     (918) 573-3879        jay.henderson@williams.com
    Richard George       Williams Investor Relations     (918) 573-3679       richard.george@williams.com